UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                                  EQUINIX, INC.
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                         (Title of Class of Securities)

                                    2944U106
                                 (CUSIP Number)

                                  March 4, 2002
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [  ]     Rule 13d-1(b)
         [x ]     Rule 13d-1(c)
         [  ]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 2944U106                                       Page 2 of 8 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Crown Hill Trust U/A Dated 10/01/1975

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)   [  ]

                                                                (b)   [x ]

--------------------------------------------------------------------------------

3         SEC USE ONLY
--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                           Texas
--------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
NUMBER OF
SHARES                                     2,947,066
BENEFICIALLY            --------------------------------------------------------
OWNED BY                    6     SHARED VOTING POWER
EACH
REPORTING                                  4,990,776 (1)
PERSON WITH             --------------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                           2,947,066
                        --------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                           4,990,776 (1)
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            4,990,776 (1)
--------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                               5.6%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

                                              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 2944U106                                       Page 3 of 8 Pages


--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Clearview Investments, Ltd.

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)   [  ]


                                                             (b)   [x ]




--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                             Texas
--------------------------------------------------------------------------------
                            5     SOLE VOTING POWER
NUMBER OF
SHARES                                     1,039,583
BENEFICIALLY            --------------------------------------------------------
OWNED BY                    6     SHARED VOTING POWER
EACH
REPORTING                                  4,990,776 (1)
PERSON WITH             --------------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                           1,039,583
                        --------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                           4,990,776 (1)
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          4,990,776 (1)
--------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                              5.6%
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

                                            OO
--------------------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 2944U106                                       Page 4 of 8 Pages

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 Oaks Branch, L.P.
--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [  ]


                                                                 (b)   [ x]

--------------------------------------------------------------------------------

3         SEC USE ONLY

--------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                   Texas

--------------------------------------------------------------------------------

                            5     SOLE VOTING POWER
NUMBER OF
SHARES                                       715,923
BENEFICIALLY            --------------------------------------------------------
OWNED BY                    6     SHARED VOTING POWER
EACH
REPORTING                                  4,990,776 (1)
PERSON WITH             --------------------------------------------------------
                            7     SOLE DISPOSITIVE POWER

                                             715,923
                        --------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                           4,990,776 (1)
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                           4,990,776 (1)
--------------------------------------------------------------------------------


10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                          5.6%

--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

                                          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 2944U106                                       Page 5 of 8 Pages


(1) Michael Starcher and Virgil Pettigrew beneficially own an aggregate of 4,990,776 shares of Common Stock, par value $.001 per share (the "Common Stock"), which includes (A) 2,947,066 shares held for the account of The Crown Hill Trust, (B) 5,000 shares held by Mr. Starcher as Custodian for the account of Claire Starcher, (C) 715,923 shares held by Oaks Branch, L.P., (D) 1,039,583 shares held for the account of Clearview Investments, Ltd., (E) 19,704 shares held jointly with his wife, (F) 140,000 shares held by Mr. Starcher individually, (G) 105,500 shares held by Mr. Pettigrew individually and (H) 18,000 shares held by the VBP Family Partnership, L.P. Because Mr. Starcher and Mr. Pettigrew are co-trustees of The Crown Hill Trust, and thus control The Crown Hill Trust, Mr. Starcher and Mr. Pettigrew are deemed to share voting and dispositive power with that entity. Because Mr. Starcher is Custodian for the account of Claire Starcher, Manager of Oaks Branch Investments, L.C., general partner of Oaks Branch, L.P., and Vice President of Clearview Investments, Ltd., and thus controls the account of Claire Starcher, Oaks Branch, L.P. and Clearview Investments, Ltd., Mr. Starcher is deemed to share voting and dispositive power with those entities and accounts, as well as to share voting and dispositive power with his wife over their jointly owned shares. Because Mr. Pettigrew is the general partner of the VBP Family Partnership, L.P., and thus controls the VBP Family Partnership, L.P., Mr. Pettigrew is deemed to share voting and dispositive power with that entity.

(2) Based on 89,000,000 shares of Common Stock issued and outstanding as of March 12, 2002.


Item 1.

         (a)      Name of Issuer:
                  --------------

                  Equinix, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  2450 Bayshore Parkway
                  Mountain View, California 94043

Item 2.

         (a)      Names of Persons Filing:
                  -----------------------

                  Crown Hill Trust U/A Dated 10/01/1975;
                  Clearview Investments, Ltd.; and
                  Oaks Branch, L.P.

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  The address for each of Crown Hill Trust U/A Dated 10/01/1975, Clearview Investments, Ltd. and Oaks Branch, L.P. is: 2311 Cedar Springs Road, Suite 100 Dallas, Texas 75201-6932

CUSIP No. 2944U106                                       Page 6 of 8 Pages


         (c)      Citizenship:
                  -----------

                  Crown Hill Trust U/A Dated 10/01/1975 is a trust formed in the State of Texas. Clearview Investments, Ltd. is a limited partnership formed in the State of Texas. Oaks Branch, L.P. is a limited partnership formed in the State of Texas.

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock

         (e)      CUSIP No.:
                  ---------

                  2944U106

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership

         (a)      Amount Beneficially Owned:
                  -------------------------

                  Each of Crown Hill Trust U/A Dated 10/01/1975, Clearview Investments, Ltd. and Oaks Branch, L.P. owns 4,990,776 shares of Common Stock. (1)

         (b)      Percent of Class:
                  ----------------

                  Each of Crown Hill Trust U/A Dated 10/01/1975, Clearview Investments, Ltd. and Oaks Branch, L.P. owns 5.6% of the Common Stock. (2)

         (c)      Number of shares as to which the person has:
                  -------------------------------------------

                  (i)      sole power to vote or to direct the vote:

                           Crown Hill Trust U/A Dated 10/01/1975: 2,947,066 Clearview Investments, Ltd.: 1,039,583 Oaks Branch,
                           L.P.: 715,923

                  (ii)     shared power to vote or to direct the vote:

                           Each of Crown Hill Trust U/A Dated 10/01/1975, Clearview Investments, Ltd. and Oaks Branch, L.P. has shared power to vote or to direct the vote of 4,990,776 shares of Common Stock. (1)

CUSIP No. 2944U106                                       Page 7 of 8 Pages


                  (iii) sole power to dispose or to direct the disposition of:

                           Crown Hill Trust U/A Dated 10/01/1975: 2,947,066 Clearview Investments, Ltd.: 1,039,583 Oaks Branch,
                           L.P.: 715,923

                  (iv) shared power to dispose or to direct the disposition of:

                           Each of Crown Hill Trust U/A Dated 10/01/1975, Clearview Investments, Ltd. and Oaks Branch, L.P. has shared power to dispose or to direct the disposition of 4,990,776 shares of Common Stock. (1)

Item 5.           Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.           Notice of Dissolution of Group

                  Not Applicable.

Item 10.          Certification

                  (b) By signing below the undersigned certifies that, to the best of each of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 2944U106                                       Page 8 of 8 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   March 13, 2001             Crown Hill Trust U/A Dated 10/01/1975

                                    By:  /s/ Michael Starcher
                                       ---------------------------------------
                                       Name: Michael Starcher
                                       Title:   Trustee

                                    Clearview Investments, Ltd.

                                    By:  /s/ Michael Starcher
                                       ---------------------------------------
                                       Name: Michael Starcher
                                       Title:   Vice President

                                    Oaks Branch, L.P.

                                     By: Oaks Branch Investments, L.C.,
                                         its general partner

                                         By: Michael Starcher
                                            ---------------------------------
                                            Name: Michael Starcher
                                            Title: Manager